Exhibit 23.1 KPMG LLP Consent
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Airgas, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 33-39433, 33-48388, 33-57893, 33-61301, 33-61899, 33-63201, 33-64633, 333-08113, 333-37863, 333-46739, 333-60995, 333-61989 and 333-46266) on Form S-3, (Nos. 333-23651, and 333-114499) on Form S-4 and (Nos. 33-21780, 33-25419, 33-33954, 33-64056, 33-64058, 33-64112, 333-28261, 333-42023, 333-75256, 333-75258, 333-100187, 333-107872, 333-117965 and 333-137185, 333-136463 and 333-136461) on Form S-8 of Airgas, Inc. of our report dated November 15, 2006, with respect to the balance sheet of the Bulk Gas Operations (Carved-out operation of Linde Gas, LLC and subsidiaries) as of December 31, 2005, and the related statements of operations, capital employed and cash flows for the year then ended, which report appears in this Form 8-K/A of Airgas, Inc. dated May 23, 2007.
/s/ KPMG LLP
Cleveland, Ohio
May 23, 2007